Exhibit 3.26

CERTIFICATE OF INCORPORATION

OF

BI-DML ACQUISITION CORP.

PURSUANT TO SECTION 102 OF THE GENERAL

CORPORATION LAW OF THE STATE OF DELAWARE

FIRST: The name of the Corporation is BI-DML Acquisition Corp.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The Corporation shall have authority to issue One Thousand (1,000) shares of Common Stock having a par value of $.01 per share.

FIFTH: The name and mailing address of the incorporator are as follows:

Name	Mailing Address

Stewart E. Lavey	Drinker Biddle & Shanley LLP
500 Campus Drive
Florham Park, New Jersey 07932-1047

SIXTH: The Board of Directors is expressly authorized to adopt, amend or repeal the By-laws of the Corporation; provided, however, that any By-law adopted by the Board of Directors may be amended or repealed by action of the stockholders.

SEVENTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director;

provided, however, that this provision shall not be deemed to eliminate or limit the personal liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

EIGHTH: All corporate officers, directors, employees and agents shall be indemnified to the full extent permitted under The General Corporation Law of the State of Delaware. Such indemnification may be funded through insurance or otherwise as authorized by the Board of Directors.

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, makes this certificate, hereby declaring and certifying that it is his act and deed and that the facts herein stated are true, and accordingly has hereunto set his hand this 7th day of May, 2002.

/s/ Stewart E. Lavey
Stewart E. Lavey
Incorporator

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